Certificate This is to certify that these articles are effective on NOVEMBER 28 NOVEMBRE, 2000	Ontario Corporate Number 1105064

ARTICLES OF AMENDMENT

1. Name of the Corporation is:	Denomination dociale de la societe

STELLAR INTERNATIONAL INC.

2. The name of the corporation if changed to (if applicable)	Nouvelle denomination sociale de la societe

N/A

3. Date of incorporation/amalgamation:	Date de Is constitution ou do ía fusion:

14 - November – 1994
(Day, Month, Year)
(Jour, mois, année)

4. The articles of the corporation are amended as follows:	Lea statuts do Ia société sont modifies do Is façon suivante.

By deleting from paragraph 9 of the amended Articles of the Corporation the following:
“The number of shareholders of the Corporation, exclusive of persons in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment and have continued after termination of that employment to be, shareholders of the Corporation, is limited to not more than fifty (50) , two (2) or more persons who are the joint registered owners of one or more shares being counted for such purposes as one (1) shareholder.

Any invitation to the public to subscribe for securities of the Corporation is prohibited.”

5. The amendment has been duly authorized as required by Sections 168 & 170 (as applicable) of the Business articles 168 at 170 Corporations Act.	La modification a été clOment autorisée con formément aux (selon le cas) de Ia Loi surlas sociétés par actions.
6. The resolution authorizing the amendment was approved by the shareholders directors (as applicable) of the corporation on:	Les actionnaires ou les administrateurs (salon ía cas) cia Ia société ont approuvé Ia resolution autorisant Ia modification ía
28th November, 2000 Day, Month, Year)

These articles are signed in duplicate.	Les presents statuts sont signés en double exemplaire.

Stellar International Inc. (name of corporation)
By: /s/ Peter Riehl ________________ Peter Riehl	Description of Office) (Fonction) President